Exhibit 4.5

FIRST AMENDMENT TO
SPOTIFY TECHNOLOGY S.A.
TERMS AND CONDITIONS GOVERNING EMPLOYEE STOCK OPTIONS 2020/2025
TERMS AND CONDITIONS GOVERNING EMPLOYEE RESTRICTED STOCK UNITS 2020/2025
TERMS AND CONDITIONS GOVERNING EMPLOYEE RETENTION COMPENSATION PROGRAM 2020/2025

THIS FIRST AMENDMENT (this “Amendment”) to the Terms and Conditions Governing Employee Stock Options 2020/2025 (the “ESOP”), the Terms and Conditions Governing Employee Restricted Stock Units 2020/2025 (the “RSU Plan”) and the Terms and Conditions Governing Employee Retention Compensation Program 2020/2025 (the “Cash Plan”, and collectively with the ESOP and the RSU Plan, the “Employee Incentive Plans”) is made and adopted by the Board of Directors (the “Board”) of Spotify Technology S.A., a Luxembourg société anonyme (the “Company”).

RECITALS

WHEREAS, the Company maintains the Employee Incentive Plans;

WHEREAS, pursuant to Section 15.2 of the ESOP, Section 13.2 of the RSU Plan and Section 12.3 of the Cash Plan, the Board has the authority to amend the Employee Incentive Plans from time to time; and

WHEREAS, the Board believes it is necessary for practical reasons to amend the Employee Incentive Plans as set forth herein.

    NOW, THEREFORE, BE IT RESOLVED, that the Employee Incentive Plans are hereby amended as follows:

AMENDMENT

1.Section 4.2 of the ESOP is hereby deleted and replaced in its entirety with the following:

Employee Stock Options may be granted to Holders during the period as from and including 1 January 2020 up to and including 31 March 2021. The determination of the employees who will be granted Employee Stock Options, and the date or dates of grant of Employee Stock Options during such period (each, a “Date of Grant”), shall be determined by the Board in its sole discretion.

2.Section 4.2 of the RSU Plan is hereby deleted and replaced in its entirety with the following:

Restricted Stock Units may be granted to Holders during the period as from and including 1 January 2020 up to and including 31 March 2021. The determination of the employees who will be granted Restricted Stock Units, and the date or dates of grant of Restricted Stock Units during such period (each, a “Date of Grant”), shall be determined by the Board in its sole discretion.

3.Section 4.2 of the Cash Plan is hereby deleted and replaced in its entirety with the following:

Participation in the Retention Compensation Program may be granted to Employees during the period as from and including 1 January 2020 up to and including 31 March 2021. The determination of the employees who will be granted Retention Compensation, and the date or dates of grants of Retention Compensation Program participation during such period (each, a “Date of Grant”) shall be determined by the Board in its sole discretion.

4.This Amendment shall be and is hereby, in applicable part, incorporated into and forms a part of the ESOP, RSU Plan and Cash Plan.

5.Except as expressly provided herein, all terms and conditions of the ESOP, RSU Plan and Cash Plan shall remain in full force and effect.